Exhibit No. 10.1

               UNITED RETAIL INCORPORATED/CLOUDWALKERS, INC.
                  INCENTIVE COMPENSATION PROGRAM AGREEMENT


         The Incentive Compensation ("IC") Program provides a select group of executives of United Retail Incorporated and Cloudwalkers, Inc., respectively (collectively referred to as the "Company"), with an opportunity each season to earn substantial extra cash remuneration based on attainment of aggressive operating income targets by one of the Company's two business segments, retail store sales and shop@home sales.

         Each participant has been assigned an individual participation percentage based, among other things, on the participant's responsibilities and past performance. Further, seasonal operating income targets for the business segment in which the participant is most involved (your's is set forth below) will be established. The targets for each business segment will be assigned percentages ranging from 20% for the lowest acceptable amount of operating income to 200% at and above the highest goal. There will be no payout if the 20% target is missed.

         The amount of an IC award is the product of seasonal base salary multiplied by the participant's participation percentage multiplied by the target percentage achieved by his or her business segment. For example, a shop@home associate with a seasonal salary of $60,000 ($120,000 per annum) and a participation percentage of 20% would receive $2,400 if the 20% target is met by the shop@home business segment and $14,400 if the 120% target is met. The target percentage achieved by each business segment will be determined by Chief Financial Officer, whose determination will be binding on participants.

         In compliance with the law, IC awards are subject to withholding taxes and deductions for contributions to the Retirement Savings Plan and, if available, the Supplemental Retirement Savings Plan.

         IC awards will vest on the first business day after the Audit Committee of the Board of Directors of United Retail Group, Inc. reviews the consolidated financial statements for a season. (Prior to that time, the Company has the legal right to cancel the entire program without notice for any reason without incurring any liability.) An associate must be in the Company's employ on that date, and must return to work if on vacation or leave on that date, in order to receive an IC payout.

         Participation in the IC program confers no right to continued employment. Employment remains "at will" and may be terminated without cause at any time by the associate or by the Company, without any entitlement to future payment of IC.

         Please acknowledge that you have read and understood and accept the above terms and conditions by dating and signing the attached copy and returning it to the Associate Services Department.

         Only associates who sign and return the attached copy may participate in the IC Program.

Dated: August    , 2001
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                                            (please sign your name)

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(signatory's business segment)              (please print your name)

ICProgramRestated